NINTH AMENDMENT

TO THE AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

GENERATION INCOME PROPERTIES, L.P.

AND

SERIES B-2 OMNIBUS CONSENT AND AMENDMENT

TO RELATED AGREEMENTS

Dated as of July 16, 2026

This Ninth Amendment to the Amended and Restated Limited Partnership Agreement of Generation Income Properties, L.P. and Series B-2 Omnibus Consent and Amendment to Related Agreements (this “Amendment”) is made as of the date first written above by and among Generation Income Properties, Inc., a Maryland corporation (“GIPR”), individually and in its capacity as sole general partner of Generation Income Properties, L.P.; Generation Income Properties, L.P., a Delaware limited partnership (the “Partnership” or “GIPLP”); and Lloyd M. Bernstein, individually and as the holder of record of the Series B-2 Preferred Units (“Bernstein”). GIPR, GIPLP and Bernstein are referred to collectively as the “Parties.”

Capitalized terms used but not defined in this Amendment have the meanings given to them in the Partnership Agreement or the B-2 Contribution Agreement, as applicable.

RECITALS

WHEREAS, the Partnership is governed by that certain Amended and Restated Limited Partnership Agreement dated March 23, 2018, as amended by the First Amendment dated May 21, 2019, the Second Amendment dated October 12, 2020, the Third Amendment dated August 10, 2023, the Fourth Amendment dated June 27, 2024, the Fifth Amendment dated July 24, 2024, the Sixth Amendment dated February 6, 2025, the Seventh Amendment dated April 16, 2026, and the Eighth Amendment dated July 9, 2026 (as amended, the “Partnership Agreement”);

WHEREAS, GIPR is the sole general partner of the Partnership;

WHEREAS, LMB Lewiston, LLC, LMB Ft. Kent, LLC, LMB Auburn Hills I, LLC, the members of those entities, Bernstein as SPV Representative and GIPLP entered into that certain Contribution and Subscription Agreement dated February 6, 2025 (the “B-2 Contribution Agreement”);

WHEREAS, at the closing under the B-2 Contribution Agreement on February 6, 2025, GIPLP acquired, directly or indirectly, all of the issued and outstanding membership interests in each of LMB Lewiston, LLC, LMB Ft. Kent, LLC and LMB Auburn Hills I, LLC (the “SPVs”), and the 698,465 Series B-2 Preferred Units were issued to Bernstein, who is and remains the holder of record of all of the Series B-2 Preferred Units;

WHEREAS, in connection with the B-2 Contribution Agreement and the Sixth Amendment to the Partnership Agreement dated February 6, 2025, GIPLP issued 698,465 Series B-2 Preferred Units, the terms of which are set forth in Exhibit H to the Partnership Agreement;

WHEREAS, GIPR, GIPLP, the applicable SPVs, the applicable contributors and Bernstein as representative entered into that certain Tax Protection Agreement dated February 6, 2025 (the “Tax Protection Agreement”);

WHEREAS, the existing terms of the Series B-2 Preferred Units and Section 2.6 of the B-2 Contribution Agreement include rights that may permit a holder to require GIPLP, GIPR or an affiliate to redeem, repurchase or otherwise acquire Series B-2 Preferred Units for cash or other assets or upon events not solely within the control of GIPR or GIPLP;

WHEREAS, the Parties desire to eliminate all rights of any LMB Party or other holder to require GIPLP, GIPR or any affiliate to redeem, repurchase or otherwise acquire the Series B-2 Preferred Units for cash or other assets, and to provide instead for an exchange right settled at the election of GIPR or the General Partner and payable, by default, in a fixed number of REIT Shares;

WHEREAS, the Parties intend that the foregoing amendments support GIPR’s intended classification of the Series B-2 Preferred Units as permanent equity for financial reporting purposes, subject in all respects to the independent review and concurrence of GIPR’s auditors; and

WHEREAS, GIPR is joining this Amendment in its individual capacity to undertake the obligations expressly assigned to it, including the issuance of REIT Shares upon an exchange in accordance with amended and restated Exhibit H.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.
Definitions; Construction.
(a)
“Amendment Effective Date” means the date on which the last of the following occurs: (i) this Amendment has been executed by all Parties; (ii) all corporate and partnership action required to authorize this Amendment has been taken.
(b)
“Exhibit H” means Exhibit H to the Partnership Agreement, as amended and restated by this Amendment.
(c)
“LMB Parties” means Bernstein.
(d)
References to an agreement include its exhibits, schedules and amendments. References to Sections, Exhibits and Schedules are to this Amendment unless otherwise indicated. The words “including” and “includes” are without limitation.
2.
Amendment and Restatement of Exhibit H. Effective as of the Amendment Effective Date, the Partnership Agreement is amended by replacing and superseding existing Exhibit H in its entirety with Exhibit H attached to this Amendment. From and after the

Amendment Effective Date, the Series B-2 Preferred Units are governed by Exhibit H as so amended and restated.
3.
Amendment of B-2 Contribution Agreement.
(a)
Section 2.6 of the B-2 Contribution Agreement is amended and restated in its entirety as follows:

“2.6 Terms of Series B-2 Preferred Units. From and after the Amendment Effective Date (as defined in the Ninth Amendment to the Partnership Agreement), all designations, preferences, rights, powers and duties of the 698,465 Series B-2 Preferred Units, including all redemption, repurchase, tender, exchange, distribution and settlement rights, are governed solely by Exhibit H to the Partnership Agreement, as amended and restated by the Ninth Amendment. No SPV Member, Contributor, Protected Partner, holder or other Person has any right under this Agreement to require GIPLP, GIPR or any affiliate to redeem, repurchase or otherwise acquire any Series B-2 Preferred Unit or other Partnership Unit for cash, the Redemption Amount, $4.00 per unit, a fixed dollar amount, a variable number of securities designed to deliver a fixed value, or any other property. Any exchange, tender or settlement of Series B-2 Preferred Units shall be effected only under Exhibit H as so amended and restated.”

(b)
Bernstein executes this Amendment individually and as the Contributor under the B-2 Contribution Agreement. GIPLP, as the direct or indirect owner of all of the membership interests in the SPVs, joins in this Amendment and consents, for itself and on behalf of the SPVs, to the amendment of the B-2 Contribution Agreement effected by this Section 3. Except as expressly amended by this Section 3, the B-2 Contribution Agreement remains in full force and effect, including Section 2.7 and all other provisions relating to intended tax treatment, transfer restrictions, representations and indemnities.
4.
Tax Protection Agreement.
(a)
This Amendment does not amend, waive, release, terminate or limit the Tax Protection Agreement or any right or obligation arising under it. The Tax Protection Agreement remains in full force and effect in accordance with its terms.
(b)
Solely to eliminate doubt under Section 7.1 of the Tax Protection Agreement, each signatory to that agreement that is also a Party to this Amendment consents to the execution and performance of this Amendment. That consent is not a consent to any Protected Disposition, debt reduction, debt guarantee reduction, tax-protection waiver or other action under the Tax Protection Agreement other than the amendments expressly set forth in this Amendment.
(c)
Nothing in this Amendment requires or authorizes any exchange, transfer, sale, disposition, debt repayment or other action that would independently violate or trigger rights under the Tax Protection Agreement.
(d)
If the execution of this Amendment, or any amendment effected by this Amendment, causes a taxable event for Bernstein, GIPR and the Partnership will indemnify Bernstein for (i) the incremental tax actually imposed on Bernstein as a direct result of that taxable event, and not any tax Bernstein would owe irrespective of this Amendment, and (ii) the penalties and interest imposed with respect to that tax and the reasonable professional fees Bernstein incurs in determining, reporting, responding to or contesting that tax. Amounts payable under this Section 4(d) are computed net of, and without duplication of, any amount paid or payable to or for the benefit of Bernstein under the Tax Protection Agreement in respect of the same taxable event, and nothing in this Section 4(d) amends or limits the Tax Protection Agreement.
(e)
Bernstein will give GIPR prompt written notice of any audit, assessment or other claim by the Internal Revenue Service or any other taxing authority that could result in a payment under Section 4(d), will consult with GIPR in good faith regarding any response to the taxing authority, and will permit GIPR to participate in any related proceeding at GIPR’s expense. Bernstein will not settle or concede any such claim without GIPR’s prior written consent, which GIPR will not unreasonably withhold, condition or delay.
5.
Holder Consents; Waivers; Representations.
(a)
Bernstein consents to the amendment and restatement of Exhibit H and the amendment to the B-2 Contribution Agreement.
(b)
Each applicable LMB Party irrevocably waives, relinquishes and terminates any right, whether arising under the Partnership Agreement, the B-2 Contribution Agreement, the Tax Protection Agreement, any side letter or otherwise, to require GIPLP, GIPR or any affiliate to redeem, repurchase or otherwise acquire any Series B-2 Preferred Unit for cash, the Redemption Amount, $4.00 per unit, a fixed dollar amount, other assets or a variable number of REIT Shares designed to deliver a fixed value.
(c)
Bernstein represents that he is the record and beneficial owner of all 698,465 outstanding Series B-2 Preferred Units, and has full power and authority to execute and deliver this Amendment and to waive the existing Series B-2 redemption rights.
(d)
No LMB Party has delivered an outstanding notice of redemption, tender or exchange with respect to any Series B-2 Preferred Unit. To the extent any such notice has been delivered, it is irrevocably withdrawn and cancelled effective as of the Amendment Effective Date.
(e)
Each LMB Party represents that no oral or written agreement, side letter, commitment or understanding exists that would require or reasonably be expected to require cash or other asset settlement in respect of the Series B-2 Preferred Units after giving effect to this Amendment.
(f)
Each LMB Party has had the opportunity to consult independent legal, tax, accounting and financial advisers regarding this Amendment, understands the economic effect of surrendering the existing cash redemption rights, and is not relying on GIPR, GIPLP or their advisers for legal, tax, accounting or investment advice.
6.
GIPR Undertakings Regarding REIT Shares.
(a)
Subject to Exhibit H, the Articles of Amendment and Restatement of GIPR, applicable law and the rules of the Exchange, GIPR agrees to issue the REIT Shares required to settle a valid Tender in accordance with Exhibit H unless the General Partner or GIPR affirmatively elects cash settlement or combined cash and share settlement in its sole and absolute discretion.
(b)
GIPR shall use commercially reasonable efforts to maintain a sufficient number of authorized and unissued REIT Shares available for issuance under Exhibit H. REIT

Shares issued in accordance with Exhibit H shall, when issued in accordance with Exhibit H, be duly authorized, validly issued, fully paid and nonassessable.
(c)
GIPR may cause any REIT Shares to be issued in book-entry form and may require customary transfer-agent instructions, tax forms, investment representations and other documentation reasonably necessary or advisable to effect the issuance lawfully.
7.
Securities Matters; Registration.
(a)
Bernstein represents as of the date of this Amendment that he is an “accredited investor” within the meaning of Regulation D under the Securities Act, is acquiring any REIT Shares for his own account and not with a view to distribution in violation of the Securities Act, and has received or had access to the information he considers necessary to evaluate this Amendment.
(b)
Unless covered by an effective registration statement or otherwise freely transferable under applicable law, REIT Shares issued under Exhibit H will be restricted securities and may bear customary restrictive legends or book-entry notations.
(c)
Section 8.05 of the Partnership Agreement shall apply, mutatis mutandis, to REIT Shares issued upon settlement of a Tender under Exhibit H, and solely for that purpose those REIT Shares shall be deemed “Redemption Shares.” This subsection does not create any obligation to settle a Tender in cash or in a variable number of REIT Shares and does not expand the registration obligations beyond those expressly set forth in Section 8.05 of the Partnership Agreement.
(d)
Notwithstanding anything contained herein or Exhibit H to the contrary, Bernstein shall not be entitled to make a Tender for a number of REIT Shares that would exceed the difference between the number of REIT Shares beneficially owned by Bernstein and 4.99% of the number of REIT Shares then outstanding, with beneficial ownership being calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. However, the limitation set forth in the preceding sentence may be waived by and at the election of Bernstein upon not less than 61 days’ prior notice to the Partnership and GIPR, and the provisions of the preceding sentence shall continue to apply until such 61st day (or such later date, as determined by Bernstein, as may be specified in such notice of waiver). In addition to the beneficial ownership limitation described above in this paragraph and notwithstanding anything to the contrary in the Partnership Agreement or any amendment or exhibit thereto, the Tender of Series B-1 Preferred Units or Series B-2 Preferred Units may not result in the aggregate issuance of more than 2,050,498 REIT Shares (which is 19.9% of the number of REIT Shares outstanding on the date hereof and which number is subject to proportionate adjustment for stock splits, reverse stock splits, stock combinations hereafter) unless GIPR seeks and actually receives stockholder approval in accordance with the rules of the Nasdaq Capital Market.
8.
No Cash or Other Asset Put; No Side Arrangements. No LMB Party or other holder shall have any right to elect or require cash, a fixed dollar amount, a variable number of REIT Shares designed to deliver a fixed value, a make-whole payment, a market-value true-up, other property, acceleration, default interest, liquidated damages or other asset settlement in respect of any Series B-2 Preferred Unit. Cash or a combination of cash and REIT Shares may be used only if and to the extent affirmatively elected by the General Partner or GIPR in its sole and absolute discretion under Exhibit H. Neither GIPR, GIPLP nor any LMB Party shall enter into any side letter, oral understanding or other arrangement that has the purpose or effect of restoring a holder-controlled cash or other asset settlement right.
9.
Accounting and Tax Matters.
(a)
The Parties acknowledge that GIPR intends to seek permanent-equity classification for the Series B-2 Preferred Units. Accounting classification is determined by GIPR and its independent auditors under applicable accounting guidance. No Party is making any representation or warranty that any particular accounting treatment will result from this Amendment.
(b)
The Parties intend that this Amendment not alter the agreed tax treatment of the transactions documented by the B-2 Contribution Agreement or the Tax Protection Agreement, but no Party makes any representation regarding the tax treatment of this Amendment or any future Tender or settlement. Each Party has been advised to consult its own tax adviser.
10.
Authority; Effectiveness.
(a)
The General Partner adopts the amendments to the Partnership Agreement pursuant to Sections 4.02, 5.01(i) and 11.01 of the Partnership Agreement and represents that all corporate action required on the part of GIPR and GIPLP to authorize this Amendment has been or will be taken before the Amendment Effective Date.
(b)
This Amendment is effective as of the Amendment Effective Date.
(c)
The amendments to the redemption and exchange mechanics in Exhibit H apply solely to the Series B-2 Preferred Units and do not alter the Conversion Factor or the Redemption Right applicable to Common Units generally.
11.
Ratification; Conflicts.
(a)
Except as expressly amended by this Amendment, the Partnership Agreement, the B-2 Contribution Agreement and the Tax Protection Agreement are ratified and remain in full force and effect.
(b)
In the event of a conflict concerning the terms of the Series B-2 Preferred Units, Exhibit H controls over the B-2 Contribution Agreement. The Tax Protection Agreement controls to the extent provided in that agreement.
(c)
This Amendment does not constitute a novation of any related agreement or a release of any obligation not expressly released or superseded herein.
12.
Further Assurances; Public Disclosure.
(a)
Each Party shall execute and deliver such further instruments and take such further actions as another Party may reasonably request to implement this Amendment, update the books and records of the Partnership and GIPR, instruct the transfer agent and evidence the cancellation or replacement of the existing Series B-2 redemption rights.
(b)
Each LMB Party acknowledges that GIPR is a public reporting company and may file this Amendment with the Securities and Exchange Commission and disclose its terms as GIPR determines is required or advisable under applicable law or stock exchange rules.
13.
Miscellaneous.
(a)
Governing Law; Forum. This Amendment and the amendments to the Partnership Agreement are governed by Delaware law, without regard to conflict-of-laws principles. The forum-selection provisions of each related agreement continue to govern claims under that agreement to the extent applicable and not inconsistent with this Amendment.
(b)
Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which is an original and all of which together constitute one instrument. Electronic signatures and signatures delivered by PDF or other electronic transmission are effective as originals.
(c)
Severability. If any provision is held invalid or unenforceable, it shall be enforced to the maximum extent permitted and the remaining provisions shall remain in effect; provided that no severance shall be construed to create or restore any holder-controlled cash or other asset settlement right.
(d)
Entire Agreement as to Subject Matter. This Amendment, together with the documents it amends, contains the complete agreement of the Parties concerning its subject matter and supersedes all prior or contemporaneous understandings concerning that subject matter.
(e)
No Third-Party Beneficiaries. Except for permitted successors and assigns expressly entitled to rights under the Partnership Agreement, nothing in this Amendment confers rights on any Person other than the Parties.
(f)
Expenses. Each Party shall bear its own legal, accounting, tax and other costs incurred in connection with this Amendment, except as otherwise expressly provided in a related agreement. Notwithstanding the foregoing sentence, GIPR and the Partnership will reimburse Bernstein, for himself and on behalf of LMB Owenton I LLC, a Kentucky limited liability company, for their reasonable and documented out-of-pocket fees and expenses of outside legal counsel and outside accountants actually incurred in connection with the negotiation, documentation and execution of the Eighth Amendment and this Amendment, in an aggregate amount not to exceed $10,000. GIPR and the Partnership will pay that amount within 30 days after the Amendment Effective Date against reasonable supporting documentation, and payment to Bernstein fully discharges the obligations of GIPR and the Partnership under this sentence as to all such persons. This reimbursement excludes, and neither GIPR nor the Partnership has any obligation to pay, any fees or costs of any tax, legal or accounting opinion, comfort letter or similar formal opinion or memorandum. This reimbursement is without duplication of any amount paid or payable under Section 4(d) of this Amendment, under Section 11(c) of the Eighth Amendment, under the Tax Protection Agreement or under any other agreement in respect of the same fees, costs or expenses.
(g)
Headings. Headings are for convenience only and do not affect interpretation.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Ninth Amendment as of the date first written above.

GENERATION INCOME PROPERTIES, INC.,

a Maryland corporation, individually and as sole general partner of Generation Income Properties, L.P.

By: /s/ David Sobelman

Name: David Sobelman

Title: Chief Executive Officer

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc., its sole general partner

By: _/s/ David Sobelman _____________________________

Name: David Sobelman

Title: Chief Executive Officer

LMB PARTY

LLOYD M. BERNSTEIN,

individually, as the holder of record of the Series B-2 Preferred Units, as the Contributor under the B-2 Contribution Agreement, and as a Protected Partner under the Tax Protection Agreement

By: /s/ Lloyd M. Bernstein

Name: Lloyd M. Bernstein

EXHIBIT H

DESIGNATION OF THE SERIES B-2 PREFERRED UNITS

OF

GENERATION INCOME PROPERTIES, L.P.

(As amended and restated by the Ninth Amendment)

1. Designation and Number. A series of Preferred Units of Generation Income Properties, L.P., a Delaware limited partnership (the “Partnership”), designated the “Series B-2 Preferred Units,” is hereby established. The number of authorized Series B-2 Preferred Units is 698,465.

2. Defined Terms.

“Amendment Effective Date” means the effective date of the Ninth Amendment to the Partnership Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Distribution Record Date” means the record date established by the Board of Directors of the General Partner for a distribution on the Series B-2 Preferred Units.

“Exchange Eligibility Date” means February 6, 2027.

“Exchange Notice” means a written notice substantially in the form of the Notice of Redemption attached as Exhibit B to the Partnership Agreement, modified to refer to an exchange under this Exhibit H and to eliminate any holder cash election.

“Junior Preferred Units” means the Partnership Units described in Section 4(a).

“Parity Preferred Units” means the Partnership Units described in Section 4(b).

“REIT Shares Amount” means the number of REIT Shares determined under Section 6(c).

“Senior Preferred Units” means the Partnership Units described in Section 4(c).

“Series B-2 Preferred Return” means the cumulative distribution provided in Section 5(a).

“Series B-2 Preferred Unit Distribution Payment Date” means the payment date described in Section 5(b).

“Specified Settlement Date” means the date determined under Section 6(d).

“Tender” means a tender of Series B-2 Preferred Units for exchange under Section 6(a).

“Trading Day” means a day on which the principal national securities exchange or automated quotation system on which the REIT Shares are then listed is open for trading or, if the REIT Shares are not then listed, any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close.

Capitalized terms used and not otherwise defined in this Exhibit H have the meanings given to them in the Partnership Agreement.

3. Maturity. The Series B-2 Preferred Units have no stated maturity, are perpetual and are not subject to any sinking fund or mandatory redemption.

4. Rank.

(a) Distribution Rights. With respect to distributions, the Series B-2 Preferred Units rank senior to all Common Units, LTIP Units and any class or series of Preferred Units that by its terms ranks junior to the Series B-2 Preferred Units (the “Junior Preferred Units”).

(b) The Series B-2 Preferred Units rank on parity as to distributions with the Series A Preferred Units, the Series B-1 Preferred Units and any other class or series of Preferred Units that by its terms ranks on parity with the Series B-2 Preferred Units (the “Parity Preferred Units”).

(c) The Series B-2 Preferred Units rank junior as to distributions to any class or series of Preferred Units that by its terms ranks senior to the Series B-2 Preferred Units (the “Senior Preferred Units”).

(d) Liquidation Rights. With respect to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the Series B-2 Preferred Units rank on parity with all Common Units and LTIP Units, except to the extent the terms of another class or series expressly provide otherwise. For avoidance of doubt, the Series B-2 Preferred Units have no liquidation preference unless separately approved and expressly provided in an amendment to this Exhibit H.

(e) The Series B-2 Preferred Units rank junior to the Partnership’s existing and future indebtedness. All Series B-2 Preferred Units rank equally with one another and are identical in all respects.

5. Distributions.

(a) Subject to the preferential rights of holders of any class or series of Senior Preferred Units, holders of Series B-2 Preferred Units are entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment, cumulative cash distributions in the amount of $0.39 per Series B-2 Preferred Unit per year (as adjusted only under Section 6(c) for objective stock-split-type events affecting REIT Shares and Partnership Units proportionately), which distributions accrue and are cumulative from and including the date of original issue of the Series B-2 Preferred Units (the “Series B-2 Preferred Return”).

(b) The Series B-2 Preferred Return is payable monthly in arrears on or before the 12th day of each month or, if that day is not a Business Day, on the next Business Day (each, a “Series B-2 Preferred Unit Distribution Payment Date”), for the period ending on the applicable Series B-2 Preferred Unit Distribution Payment Date. The amount of any distribution for any partial distribution period is prorated and computed, and for any full distribution period is computed, on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as of the close of business on the Distribution Record Date.

(c) No distribution shall be authorized, declared, paid or set apart when prohibited by applicable law or the terms of any agreement binding on GIPR or the Partnership, including any agreement relating to indebtedness, or when the General Partner determines in its sole discretion that the distribution could adversely affect GIPR’s qualification or intended qualification as a real estate investment trust.

(d) The Series B-2 Preferred Return accrues whether or not the General Partner authorizes it or the Partnership declares it and whether or not there are assets legally available for its payment. No interest or additional distribution is payable on any accrued and unpaid Series B-2 Preferred Return. No failure or delay by the General Partner to authorize, or by the Partnership to declare or pay, any distribution, and no accrual or nonpayment of any Series B-2 Preferred Return, creates or gives rise to any right of redemption, repurchase, acceleration, cash settlement, default interest, liquidated damages, specific performance requiring cash or other asset settlement, or any other remedy in favor of any holder.

(e) Except as provided in Section 5(f), no distribution of cash or other property shall be declared or paid or set apart for payment on any Common Units, LTIP Units, Parity Preferred Units or Junior Preferred Units for any period (other than a distribution paid in Common Units or Junior Preferred Units, or in options, warrants or rights to subscribe for Common Units or Junior Preferred Units), and no Common Units, LTIP Units, Parity Preferred Units or Junior Preferred Units shall be redeemed, purchased or otherwise acquired by the Partnership for cash or other property (except (i) by conversion into or exchange for Common Units or Junior Preferred Units; (ii) for the acquisition of units corresponding with the acquisition of shares pursuant to Section 4.05(b)(ii) and Section 4.05(c)(v) of Article IV of the Articles; and (iii) for purchases or acquisitions pursuant to a purchase or exchange offer made on the same terms to all holders of Series B-2 Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series B-2 Preferred Units for all past distribution periods have been or are contemporaneously declared and paid or declared and set apart for payment. This Section 5(e) does not create a holder-controlled cash or other asset settlement right.

(f) When cumulative distributions are not paid in full or declared and set apart on the Series B-2 Preferred Units and any Parity Preferred Units, distributions declared on those units shall be declared pro rata so that the amount declared per unit bears to each unit’s accrued and unpaid distribution the same ratio for all Series B-2 Preferred Units and Parity Preferred Units. This Section 5(f) does not create a holder-controlled cash or other asset settlement right.

(g) Holders are not entitled to any distribution in excess of the Series B-2 Preferred Return. Any distribution on Series B-2 Preferred Units shall first be credited against the earliest accrued but unpaid Series B-2 Preferred Return.

6. Optional Exchange.

(a) Eligibility; Tender. On and after the Exchange Eligibility Date, a holder may Tender all or a portion of its Series B-2 Preferred Units by delivering an Exchange Notice to the Partnership, with a copy to the General Partner. The procedures, notice periods, restrictions and limitations in Section 8.04 of the Partnership Agreement applicable to a redemption of Common Units apply to a Tender of Series B-2 Preferred Units, mutatis mutandis, solely as process mechanics and only to the extent not inconsistent with this Exhibit H. Those procedures are modified so that no holder has any cash election or any right to receive cash or other assets. For the avoidance of doubt, incorporation of Section 8.04 shall not diminish any procedural protection, notice right, or cure right available to a redeeming holder thereunder; the Cash Amount election and every other right under Section 8.04 to elect or receive cash or other assets are eliminated and do not apply to any Tender.

(b) Form of Settlement. Subject to the conditions in this Section 6, GIPR shall, on the Specified Settlement Date, acquire the Series B-2 Preferred Units covered by a valid Tender and deliver the REIT Shares Amount to the tendering holder. The General Partner and GIPR may, in their sole and absolute discretion, elect to settle all or any portion of a Tender in cash or in any combination of cash and REIT Shares. No holder has any right to require GIPR, the Partnership or any affiliate to settle a Tender in cash, in a fixed dollar amount, in a variable number of REIT Shares designed to deliver a fixed value, by a make-whole payment or market-value true-up, or in any other property.

(c) REIT Shares Amount; Objective Adjustments. The REIT Shares Amount equals the number of Series B-2 Preferred Units being share-settled multiplied by 1.0. The 1.0 exchange ratio shall be adjusted automatically and proportionately only for stock splits, reverse stock splits, stock dividends, combinations, subdivisions, reclassifications or similar objective recapitalization events affecting all outstanding REIT Shares proportionately and, if applicable, Partnership Units proportionately. No adjustment shall be made for cash distributions, market-price changes, issuances below market, dilutive transactions, financing transactions, asset sales or changes in enterprise value.

(d) Specified Settlement Date. The Specified Settlement Date is the first Business Day of the month that is at least 180 calendar days after the General Partner receives a valid Exchange Notice. The General Partner may defer the Specified Settlement Date to the extent necessary or advisable to comply with applicable law, the charter of GIPR, the Partnership Agreement, the rules of the Exchange, transfer-agent requirements, tax withholding requirements or any other legal, regulatory, ownership or administrative condition described in this Section 6.

(e) Conditions; Legal and Regulatory Impediments. A holder is not entitled to effect a Tender, and GIPR and the Partnership are not required to settle a Tender, to the extent that delivery of REIT Shares would: (i) violate the Articles of Amendment and Restatement of GIPR or otherwise cause a transfer to a trust or other restriction under GIPR’s ownership and transfer limitations; (ii) cause GIPR to fail to qualify or remain qualified as a real estate investment trust; (iii) violate the Securities Act, state securities laws or any other law; (iv) violate the rules of the Exchange; (v) require stockholder approval that has not been obtained; (vi) exceed the number of authorized but unissued REIT Shares available for issuance; or (vii) require documentation, representations, tax forms, legends, transfer-agent instructions or other actions that the holder has not provided. In any such case, the Tender shall be suspended, deferred, reduced or ineffective to the extent of the impediment and shall not result in any right to cash, damages or other assets.

(f) Distributions on Tendered Units; Cancellation of Undeclared Accruals. A holder whose Series B-2 Preferred Units are settled is entitled to a distribution only if that distribution was authorized and declared with a record date before the Specified Settlement Date. No distribution is payable with respect to those settled Series B-2 Preferred Units for a record date on or after the Specified Settlement Date. Unless the General Partner or GIPR elects otherwise in its sole and absolute discretion, any accrued but undeclared Series B-2 Preferred Return with respect to settled Series B-2 Preferred Units is cancelled automatically as of the Specified Settlement Date and does not become payable in cash or other assets by reason of the Tender or settlement.

(g) Fractional Shares. No fractional REIT Shares shall be issued. Fractional entitlements shall be aggregated to the extent administratively practicable and otherwise rounded down to the nearest whole share. GIPR may, but is not required to, settle a fractional interest in cash for administrative convenience.

(h) Transfer; Withholding; Documentation. Tendered units shall be delivered free and clear of all liens, claims and encumbrances. Sections 8.04(d), (f), (g) and (h) of the Partnership Agreement apply, mutatis mutandis. GIPR and the Partnership may require investment representations, tax forms, evidence of authority, transfer documentation and other items reasonably necessary or advisable to effect settlement lawfully.

(i) Registration. Section 8.05 of the Partnership Agreement applies to REIT Shares issued under this Section 6 as provided in the Ninth Amendment.

(j) No Other Redemption. Except for distributions authorized and declared under Section 5 and rights upon an actual liquidation, dissolution or winding up under Section 4, no event or circumstance - including a change of control of GIPR or the Partnership, a delisting of REIT Shares, a failure of GIPR to qualify or remain qualified as a real estate investment trust, an asset sale, a financing default, a dividend arrearage, a failure to issue REIT Shares or a legal, regulatory, ownership or securities-law impediment - gives any holder a right to require GIPR, the Partnership or any affiliate to redeem, repurchase, acquire or otherwise settle any Series B-2 Preferred Unit for cash or other assets.

7. Voting Rights. Holders of Series B-2 Preferred Units have no voting rights, except as expressly required by applicable law or the Partnership Agreement.

8. Conversion. The Series B-2 Preferred Units are not convertible or exchangeable for any other property or securities except pursuant to Section 6.